EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 1, 2021 (except for the effect of the restatement disclosed in Notes 1 and 6, as to which the date is May 10, 2021), with respect to the consolidated financial statements and our report dated March 1, 2021 (except for the material weakness discussed in Management Report on Internal Control over Financial Reporting, as to which the date is May 10, 2021) with respect to internal control over financial reporting included in the Amendment No. 2 to the Annual Report of Repay Holdings Corporation (Successor) and Hawk Parent Holdings, LLC (Predecessor) on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of Repay Holdings Corporation on Form S-3 (File No. 333-248483), Form S-3 (File No. 333-232961) and on Form S-8 (File No. 333-233879).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

May 10, 2021